UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006

Penn Octane Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77-530 Enfield Lane, Bldg D
Palm Desert, California	92211
(Address of principal executive offices)	(Zip Code)

(760) 772-9080
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2006, Penn Octane Corporation (the “Company”) and Seadrift Pipeline Corporation (“Seadrift”), a subsidiary of The Dow Chemical Company, entered into an amended and restated lease agreement (the “Amended Lease”) for the Ella-Brownsville pipeline which runs approximately 132 miles from Exxon Mobil Corporation’s King Ranch Gas Plant to the Company’s Brownsville terminal facility. The Amended Lease is effective August 1, 2006 and expires on December 31, 2013. Pursuant to the terms of the Amended Lease, the Company will have the exclusive right to transport materials through the Ella-Brownsville pipeline, and Seadrift will no longer have certain rights to utilize the pipeline for its own purposes as provided for in the original lease agreement. In addition, the Company will no longer be required to make minimum payments for propane storage in Markham, Texas and will no longer have access to such storage. The Company will also no longer have access to the Ella-Seadrift pipeline (running approximately 155 miles between Markham and the King Ranch Gas Plant) or to access other propane suppliers via such pipeline. The Company has agreed to indemnify Seadrift for environmental liabilities, including claims relating to the condition of the leased property and any environmental remediation costs, arising after the inception date of the lease, September 1, 1993. Seadrift has agreed to indemnify the Company for similar environmental liabilities arising before that date. The Company’s lease payments, which previously consisted of fixed amounts plus certain variable charges and periodic increases, will now consist of a fixed annual amount of $1.6 million (total lease expenses for the year ended December 31, 2005 were approximatly $1.4 million). Finally, the Company may assign the Amended Lease to a third party with Seadrift’s written consent, which consent may not be unreasonably withheld.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

By:	/s/ Ian T. Bothwell
Name:	Ian T. Bothwell
Title:	Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, (Principal Financial and Accounting Officer)

Date: July 27, 2006